Exhibit 99.1
For Immediate Release
Maxygen Reports Third Quarter 2007 Financial Results
REDWOOD CITY, Calif., November 1, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the quarter ended September 30, 2007. Maxygen reported a net loss of $14.7 million, or $0.40 per share, for the third quarter 2007 as compared to a net loss of $10.7 million, or $0.30 per share, for the comparable period in 2006. The net loss reflects continued investment in the company’s lead program, MAXY-G34, for the treatment of chemotherapy-induced neutropenia.
“Our Phase II trial of MAXY-G34 in breast cancer patients is accelerating as we continue to initiate additional sites,” said Russell Howard, chief executive officer of Maxygen. “We are also pleased to report that our MAXY-VII program for hemophilia is moving quickly and according to plan towards a European CTA filing in the first half of 2008.”
“During the third quarter we announced a hold on our MAXY-alpha program, which is partnered with Roche,” continued Dr. Howard. “We plan to provide an update on the status of this program as soon as information becomes available. Because the program is fully funded by Roche, our near-term financials are unaffected by the hold.”
Excluding the impact of non-cash stock compensation expense under SFAS 123(R), Maxygen reported a non-GAAP net loss (see Footnote A) of approximately $13.0 million, or $0.35 per share, in the third quarter of 2007, compared to a non-GAAP net loss of approximately $8.9 million, or $0.25 per share, in the third quarter of 2006.
Revenue for the third quarter of 2007 was $1.0 million, compared to $4.2 million for the same period in 2006. The decrease was primarily due to the discontinuation in the second quarter of this year of Maxygen’s partnership with Roche to develop MAXY-VII for acute bleeding indications. MAXY-VII is a next-generation Factor VIIa, which Maxygen is currently developing for the treatment of hemophilia.
Research and development expenses for the quarter were $13.6 million compared to $12.0 million in the third quarter of 2006. The increase was primarily due to increased external expenses associated with the development of Maxygen’s product candidates, including expenses related to conducting clinical trials and the manufacture of product for clinical trials.
At September 30, 2007, cash, cash equivalents and marketable securities totaled $157.1 million.

Conference Call Today
Maxygen will host a conference call to discuss its third quarter results today at 11:30 a.m. ET. Participants in the U.S. can access the call by dialing 800.561.2718 and using the passcode 15245655. International participants can dial 617.614.3525 and use the same passcode. A live webcast of the conference call will be available on the Maxygen web site at www.maxygen.com/webcasts.
Telephone and webcast replays of the conference call will be available for approximately 30 days. To access the telephone replay, dial 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 76932136. To access the webcast archive, go to www.maxygen.com/webcasts.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Our preclinical pipeline includes a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans, or the plans of our collaborators, to commence or continue the preclinical or clinical development of any of our product candidates, including MAXY-G34, MAXY-alpha and MAXY-VII, and the timing and status of any such development; whether any of our product candidates will exhibit improved properties in humans as compared to currently marketed drugs and whether these products, if commercialized, will be competitive in their relevant markets; and our liquidity and future financial performance. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen and/or its collaborators, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$5	$3,201	$8,476	$15,218
Revenue from related party	34	—	590	—
Grant revenue	964	1,040	3,110	3,293

Total revenues	1,003	4,241	12,176	18,511

Expenses:
Research and development	13,570	12,020	44,513	35,494
General and administrative	3,951	4,547	11,810	12,930

Total operating expenses	17,521	16,567	56,323	48,424

Loss from operations	(16,518)	(12,326)	(44,147)	(29,913)

Interest income and other (expense), net	1,814	2,267	6,106	6,091
Equity in net losses of minority investee	—	(658)	—	(1,000)

Net loss	$(14,704)	$(10,717)	$(38,041)	$(24,822)

Basic and diluted net loss per share	$(0.40)	$(0.30)	$(1.04)	$(0.69)

Shares used in computing basic and diluted net loss per share	36,872	36,078	36,750	36,025

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$157,074	$182,876
Receivables, prepaid and other assets	3,547	7,317
Property and equipment, net	2,949	3,262
Goodwill and other intangibles, net	12,192	12,192

Total assets	$175,762	$205,647

Other liabilities	$13,095	$10,255
Total deferred revenue	—	5,593
Stockholders’ equity	162,667	189,799

Total liabilities and stockholders’ equity	$175,762	$205,647

Note 1: Derived from consolidated audited financial statements as of December 31, 2006.
Footnotes
(A) Reconciliation of GAAP and non-GAAP loss and loss per common share (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net loss	$(14,704)	$(10,717)	$(38,041)	$(24,822)
Stock compensation expense	1,665	1,804	5,232	4,950

Non-GAAP net loss	$(13,039)	$(8,913)	$(32,809)	$(19,872)

Shares used in computing Non-GAAP basic and diluted net loss per share	36,872	36,078	36,750	36,025

Non-GAAP basic and diluted net loss per share	$(0.35)	$(0.25)	$(0.89)	$(0.55)
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Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088